Exhibit 99.1

Vijay Ravindran Named To McClatchy’s Board Of Directors

SACRAMENTO, Calif., December 5, 2017 -- McClatchy (NYSE American: MNI) today announced the appointment of Vijay Ravindran to its board of directors, effective January 1, 2018.

Ravindran is an accomplished entrepreneur and technology executive with experience in online retail at Amazon and the news media industry for The Washington Post Company. He is currently co-founder and CEO of Floreo, a venture-backed start-up developing virtual reality therapy for children with social and communication delays.

“It is truly an honor to join the Board of McClatchy,” said Ravindran. “I look forward to working with the Board to ensure a rich future for local news.”

“We are excited to welcome Vijay to the Board of Directors,” said McClatchy President and CEO Craig Forman. “Vijay’s understanding of the essential role of local journalism, coupled with his broad technology and leadership experience, will contribute significantly to our business growth and digital transformation.”

Ravindran’s career spans digital commerce and news media. He joined Amazon in 1998 when the company sold books and music. He later served as director of the ordering department at Amazon and led the team that launched Amazon Prime. As Chief Digital Officer for The Washington Post Company, he founded WaPo Labs and oversaw the development of over a dozen products in digital news and launched Washington Post Social Reader and Trove, a personalized news web application.

He is an engineering graduate of the University of Virginia and serves on the Board of the Lenfest Institute, which develops and supports sustainable business models for local journalism.

With the appointment of Ravindran, McClatchy's board of directors now consists of twelve members, including three Class A directors and nine Class B directors.

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About McClatchy

McClatchy operates 30 media companies in 14 states, providing each of its communities with high-quality news and advertising services in a wide array of digital and print formats. McClatchy is a publisher of iconic brands such as the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News & Observer, and the (Fort Worth) Star-Telegram. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange American under the symbol MNI.

Investor contact:	Media contact:
Stephanie Zarate	Jeanne Segal
szarate@mcclatchy.com	jsegal@mcclatchy.com
(916) 321-1931	202-383-6085